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                                  EXHIBIT 99.6




        FULL CANCELLATION OF INDEBTEDNESS EFFECTIVE AS OF APRIL 26, 2001


                          BETWEEN 4-D AND MATRUST, S.L.







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                                                                   EXHIBIT 99.6


                        FULL CANCELLATION OF INDEBTEDNESS

         This full cancellation of indebtedness (this "Cancellation") is entered into effective as of April 26, 2001, by and between 4-D Neuroimaging, a California corporation based in San Diego, California ("Borrower"), and MATRUST S.L., a company based in Barcelona, Spain ("Lender").

         WHEREAS, Lender entered into a loan agreement with Borrower on or about April 15, 2001 for an amount of US$224,462 (the "Loan"), and

         WHEREAS, Lender has agreed to accept Borrower's common stock as payment in full for the remaining principal balance and all accrued interest outstanding under the Loans on the terms and conditions set forth below, and

         WHEREAS, in connection with this Cancellation, Lender has entered into that certain Common Stock Purchase Agreement of even date herewith (the "Purchase Agreement") by and between Borrower, Lender and certain other investors, pursuant to which Lender will receive 1,070,833 shares of Borrower's common stock.

         NOW, THEREFORE, Lender and Borrower represent and agree as follows:

         Lender hereby accepts as full and final payment of all principal and accrued interest outstanding under the Loan 1,070,833 shares of Borrower's common stock pursuant to the Purchase Agreement.

         Lender agrees to mark as cancelled and to return all evidences of indebtedness of Borrower including, but not limited to, the loan agreements evidencing the Loan.

         Lender represents and warrants that Lender has not assigned, pledged or otherwise transferred the Loan or any rights thereunder to any third party and agrees to indemnify Borrower against any and all claims by third parties asserting any right to payment pursuant to such Loans.

         Lender represents that it is duly authorized to enter into this Cancellation, that this Cancellation is a binding obligation of Lender, enforceable against Lender in accordance with its terms, and that no governmental or other third party consent is required to approve the transactions contemplated hereby.

         This Cancellation and any dispute, including without limitation any arbitration, arising from the performance or breach of this Cancellation shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. Both parties hereby submit to the jurisdiction of the state and federal courts sitting in the state of California, to the exclusion of any other courts which might have jurisdiction apart from this provision.


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         IN WITNESS WHEREOF, this Cancellation has been executed by the persons below as of the date first indicated above, each person being the duly appointed representative of the respective Parties.





/S/  MERCEDES GARRIGA                       /S/  D. SCOTT BUCHANAN
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Ms. Mercedes Garriga, CEO                   D. Scott Buchanan, President & CEO
MATRUST S.L.                                4-D Neuroimaging
Lender                                      Borrower